UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) August 25, 2005


                          ONE LIBERTY PROPERTIES, INC.
                          ----------------------------
               (Exact name of Registrant as specified in charter)


      Maryland                    001-09279                      13-3147497
      ---------------------------------------------------------------------
      (State or other       (Commission file No.)             (IRS Employer
       jurisdiction of                                            I.D. No.)
        incorporation)


           60 Cutter Mill Road, Suite 303, Great Neck, New York 11021
           ----------------------------------------------------------
               (Address of principal executive offices) (Zip code)

        Registrant's telephone number, including area code     516-466-3100
                                                               ------------

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
Exchange Act (17 CFR 240.14d-2(b))

     Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into a Material Definitive Agreement.

On August 25, 2005, the registrant entered into a Sale Agreement with Falk US Property Income Fund, L.P., a Delaware limited partnership ("Seller"), pursuant to which the Seller agreed to sell, and the registrant agreed to purchase, an office building of approximately 100,000 square feet of space located in northern New Jersey, for a purchase price of $30 Million. The Sale Agreement was entered into at arms length and there is no relationship between the registrant or any of its affiliates and the Seller or any of its affiliates.

Consummation of the transaction is conditioned upon satisfaction of specific terms and conditions and delivery of specific documents. In addition, the registrant has been afforded a due diligence period, pursuant to which the registrant may, in its sole discretion, terminate the Sale Agreement.

As a condition to the registrant's obligations to close under the Sale Agreement, a lease with respect to the premises with an unaffiliated tenant is required to be in full force and effect as of the closing. The term of the lease expires August 31, 2017, subject to two five-year renewal periods at tenant's option. Currently, the annual rent under the lease is $1,781,556, which rent is subject to annual increases. The lease, which is a net lease, is guaranteed by the parent of the tenant.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         ONE LIBERTY PROPERTIES, INC.



Date:     August 30, 2005                By:  /s/ Simeon Brinberg
                                         -----------------------------------
                                         Simeon Brinberg
                                         Senior Vice President